UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

NEVRO CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials

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SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

This supplement (this “Supplement”) to the Definitive Proxy Statement on Schedule 14A filed on March 10, 2025 (the “Definitive Proxy Statement”), by Nevro Corp., a Delaware corporation (the “Company” or “Nevro”), is being filed to supplement the Definitive Proxy Statement as described in the Explanatory Note below.

EXPLANATORY NOTE

As previously disclosed, the Company, Globus Medical, Inc., a Delaware corporation (“Globus”), and Palmer Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Globus (“Merger Sub”), entered into an Agreement and Plan of Merger dated as of February 6, 2025 (as it may be amended from time to time, the “Merger Agreement”). The Merger Agreement provides, subject to the terms and conditions set forth therein, that Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Globus (the “Merger”). On March 10, 2025, the Company filed with the Securities and Exchange Commission (the “SEC”) the Definitive Proxy Statement with respect to the special meeting of the Company’s stockholders scheduled to be held on April 2, 2025 (the “Special Meeting”).

As of the filing of this Supplement, two lawsuits have been filed by purported stockholders of the Company relating to the Merger: Dixon v. Nevro Corp., et al., No. 651382/2025 (Sup. Ct. N.Y. Cnty.), filed March 11, 2025 (the “Dixon Action”), and Johnson v. Nevro Corp., et al., No. 651380/2025 (Sup. Ct. N.Y. Cnty.), filed March 12, 2025 (the “Johnson Action” and, together with the Dixon Action, the “Actions”). The Actions name as defendants the Company and the Company’s board of directors. The Actions allege, among other things, that the Definitive Proxy Statement omits material information with respect to the Merger, rendering the Definitive Proxy Statement false and misleading. Relief sought includes an order enjoining the Merger unless or until the alleged deficiencies in the Definitive Proxy Statement are corrected, or damages if the Merger is consummated. In addition, as of the date of this Supplement twelve purported stockholders have sent letters and/or draft complaints to the Company alleging similar deficiencies in the Definitive Proxy Statement as those noted in the above-referenced Actions, or, in some cases, the Preliminary Proxy Statement on Schedule 14A of the Company filed on February 21, 2025 (the “Preliminary Proxy Statement”) (collectively, the “Demand Letters and Draft Complaints”). The Company believes that the claims in the Actions and Demand Letters and Draft Complaints are without merit and intends to vigorously defend against them.

The Company believes that the claims asserted in the Actions and Demand Letters and Draft Complaints are without merit and no further disclosure is required to supplement the Definitive Proxy Statement under applicable laws. However, solely to moot the unmeritorious disclosure claims and minimize the risk, costs, burden, nuisance and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, the Company hereby supplements the disclosures contained in the Definitive Proxy Statement (the “Supplemental Disclosures”). Nothing in this Supplement will be deemed an admission of the legal necessity or materiality under any applicable laws for any of the supplemental disclosures set forth herein. The Supplemental Disclosures are set forth below and should be read in conjunction with the Definitive Proxy Statement. The Company vigorously denies all allegations in the Actions, Demand Letters and Draft Complaints, including that any additional disclosure was or is required, and believes that the supplemental disclosures contained herein are immaterial.

Supplemental Disclosures to the Definitive Proxy Statement

This Supplement should be read in conjunction with the Definitive Proxy Statement, which you are urged to read in its entirety. Nothing in this Supplement shall be deemed an admission of the legal necessity or materiality of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations described above that any additional disclosure was or is required. The information contained in this Supplement is incorporated by reference into the Definitive Proxy Statement. To the extent that information in this Supplement differs from or updates information contained in the Definitive Proxy Statement, the information in this Supplement shall supersede or supplement the information in the Definitive Proxy Statement. Paragraph and page references used herein refer to the Definitive Proxy Statement before any additions or deletions resulting from this Supplement. Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Definitive Proxy Statement. Unless stated otherwise, new text is bolded and underlined and deleted text is bolded, italicized and denoted with a strikethrough to highlight the supplemental information being provided to you.

On page 40 of the Definitive Proxy Statement, the eighth full paragraph on the page in the section entitled “The Merger – Background of the Merger” is amended as follows:

On December 4, 2024, representatives of Globus submitted to representatives of Nevro a written non-binding indication of interest to acquire all of the outstanding shares of Nevro common stock for cash at a price of $200 million in the aggregate, which would have equated to approximately $5.33 per share of Nevro common stock if proposed on a per share basis based on the number shares of Nevro common stock outstanding as of November 6, 2024 as publicly reported in Nevro’s Quarterly Report on Form 10-Q filed on November 12, 2024 (the “December 4 Proposal”). The December 4 Proposal also included that if either party decides not to consummate the transaction for any reason, then the party who chooses to terminate pays the other a termination fee of $12 million, and an exclusivity period beginning upon the execution of the indication of interest and expiring 60 days thereafter. Neither the December 4 Proposal, nor any indication of interest or proposal received by Nevro at a later date from Globus, addressed the retention of Nevro management or Nevro management’s purchase of or participation in the equity of the surviving company following the completion of the Merger. Further, at no point prior to the signing of the Merger Agreement did Globus or any bidder engage in discussions with members of management of Nevro regarding terms of employment following the completion of the Merger.

On page 41 of the Definitive Proxy Statement, the first full paragraph on the page in the section entitled “The Merger – Background of the Merger” is amended as follows:

The Board met on December 4 and 5, 2024, with representatives of Nevro management and BofA Securities in attendance, to discuss the December 4 Proposal. Members of the Board and management updated the Board on their communications with Globus since the prior Board meeting. Representatives of BofA Securities provided their perspectives on the December 4 Proposal and other potential strategic alternatives, including remaining as a standalone company. Representatives of BofA Securities then provided an overview of medical technology mergers and acquisitions market dynamics and presented a preliminary financial analysis of the December 4 Proposal. The Board, along with members of Nevro management and its advisors, discussed the appropriate response to Globus and certain timing, regulatory, value and closing certainty considerations. Following the discussion, the Board instructed representatives of Nevro management to respond to Globus and inform them that their proposal undervalued Nevro and would need to be increased to engage further. Additionally, the Board determined to instruct Latham to prepare a draft of the Merger Agreement containing customary terms for the sale of a public company. During the meeting, the Board discussed creating a transaction committee in order to promote efficiency and facilitate timely feedback to Nevro management, the Board and Globus, and not due to any conflict. Thereafter, the Board authorized the creation of a transaction committee comprised of Kevin O’Boyle, Kevin Thornal and Keith Grossman (the “Transaction Committee”), which was formed to evaluate and negotiate the terms of the December 4 Proposal, or any revised indication of interest or further offer to acquire Nevro, that might be received from Globus or any other potential counterparty prior to ultimate approval by the Board, and not for any other purpose. Members of the Transaction Committee were not paid any compensation in connection with their service on the committee.

On page 54 of the Definitive Proxy Statement, the first, second and third full paragraphs on the page in the section entitled “The Merger – Opinion of BofA Securities, Inc. – Summary of Material Company Financial Analyses” are amended as follows:

BofA Securities reviewed publicly available financial and stock market information for Nevro and the ~~following~~ five selected publicly traded companies listed in the table below, which BofA Securities considered, in its professional judgment and experience, to be most relevant to its analysis, in each case, when reviewed as a whole based on each company’s financial, operating and other characteristics.~~:~~

~~•  Avanos Medical, Inc.~~

~~•  Orthofix Medical, Inc.~~

~~•  Treace Medical Concepts, Inc.~~

~~•  AngioDynamics, Inc.~~

~~•  Inogen, Inc.~~

BofA Securities reviewed, among other information, enterprise values for each of the selected publicly traded companies, and for Nevro, calculated as equity value based on closing share prices of the applicable selected company on February 4, 2025, plus debt and debt-like items, preferred equity and non-controlling interest (as applicable), and less cash and cash equivalents (each, as applicable), as a multiple of estimated revenue for calendar year 2025 (“EV / 2025E Revenue”), for the applicable company. Financial data of the selected publicly traded companies were based on public filings and publicly available Wall Street research analysts’ estimates published by FactSet as of February 4, 2025. Financial data of Nevro was derived from the Unaudited Prospective Financial Information and equity information provided by the management of Nevro, as well as publicly available Wall Street research analysts’ estimates published by FactSet as of February 4, 2025. ~~The overall low to high EV / 2025E Revenue multiples observed for the selected publicly traded companies were 0.46x to 2.77x (with a mean of 1.36x and a median of 1.23x).~~

The results of this review were as follows:

Company	Enterprise Value ($ in millions)	EV / 2025E Revenue Multiples
Avanos Medical, Inc.	$883	1.23x
Orthofix Medical, Inc.	$827	0.98x
Treace Medical Concepts, Inc.	$624	2.77x
AngioDynamics, Inc.	$395	1.34x
Inogen, Inc.	$160	0.46x
Mean	$578	1.36x
Median	$624	1.23x

BofA Securities noted that the EV / 2025E Revenue multiple observed for Nevro was (i) 0.44x based on the Unaudited Prospective Financial Information and the closing price per share of Nevro common stock on February 4, 2025, and (ii) 0.46x based on publicly available Wall Street research analysts’ estimates and the closing price per share of Nevro common stock on February 4, 2025.

Based on BofA Securities’ review of the EV / 2025E Revenue multiples observed for the selected publicly traded companies and on its professional judgment and experience, BofA Securities applied a multiple reference range of 0.46x to 1.23x to the estimate of calendar year 2025 revenue for Nevro reflected in the Unaudited Prospective Financial Information to calculate ranges of implied enterprise values for Nevro. BofA Securities then calculated implied equity value per share reference ranges for Nevro (rounded to the nearest $0.05) by adding to these ranges of implied enterprise values an estimate of Nevro’s net cash of approximately $36 million as of December 31, 2024, as provided by the management of Nevro, and dividing the results by a number of fully-diluted shares of Nevro common stock outstanding of approximately 43.168 million (calculated on a treasury stock method basis, based on information provided by the management of Nevro).

The final paragraph on page 55 and the first full paragraph on page 56 of the Definitive Proxy Statement in the section entitled “The Merger – Opinion of BofA Securities, Inc. – Summary of Material Company Financial Analyses” are amended as follows:

BofA Securities performed a discounted cash flow analysis of Nevro to calculate a range of implied present values per share of Nevro common stock utilizing estimates of the standalone, unlevered, after-tax free cash flows Nevro was expected to generate over the period from January 1, 2025 through December 31, 2033, based on the Unaudited Prospective Financial Information. BofA Securities calculated a terminal value for Nevro by applying a selected perpetuity growth rate range of 2.0% to 3.0%, based on BofA Securities’ professional judgment and experience, to the terminal year unlevered free cash flows based on the Unaudited Prospective Financial Information. The unlevered free cash flows, the terminal values and the estimated benefits from the Tax Attributes, as of December 31, 2024, as provided by the management of Nevro were discounted to December 31, 2024, utilizing the mid-year discounting convention, and using discount rates ranging from 12.00% to 14.75%, which were based on an estimate of Nevro’s weighted average cost of capital, derived using the capital asset pricing model which took into account, among other things, the risk-free rate, the relevant unlevered beta and the historical equity risk premium.

BofA Securities then calculated implied equity value per share reference ranges for Nevro (rounded to the nearest $0.05) by adding to these ranges of implied enterprise values an estimate of Nevro’s net cash of approximately $36 million as of December 31, 2024, as provided by the management of Nevro, and dividing the results by a number of fully-diluted shares of Nevro common stock outstanding of approximately 43.168 million (calculated on a treasury stock method basis, based on information provided by the management of Nevro).

On page 56 of the Definitive Proxy Statement, the third full paragraph on the page in the section entitled “The Merger – Opinion of BofA Securities, Inc. – Other Factors” is amended as follows:

Wall Street Analysts Price Targets. BofA Securities reviewed ~~certain~~ nine publicly available equity research analyst price targets for shares of Nevro common stock, which indicated a present value of $3.50 to $6.15 when discounted by one year at Nevro’s estimated mid-point cost of equity of 13.5%, derived using the capital asset pricing model.

Forward-Looking Statements

Forward-Looking Statements

This Supplement contains forward-looking statements within the meaning of federal securities laws. Forward-looking statements in this Supplement include, but are not limited to, statements regarding the consummation of the transaction described above. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to the ability of the parties to consummate the proposed transaction and the possibility that various closing conditions for the transaction may not be satisfied or waived, and the ability to realize the benefits expected from the transaction. The forward-looking statements in this Supplement are based on information available to Nevro as of the date hereof, and Nevro disclaims any obligation to update any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. For additional information regarding forward-looking statements, please refer to discussions under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our most recent Annual Report on Form 10-K, and in our other reports filed with the Securities and Exchange Commission (“SEC”). Nevro’s SEC filings are available on the Investor Relations section of its website at https://nevro.com/English/us/investors/overview/default.aspx and on the SEC’s website at www.sec.gov.

The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: (i) the proposed transaction may not be completed in a timely manner or at all, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect Nevro or the expected benefits of the proposed transaction or that the approval of Nevro’s stockholders is not obtained; (ii) the failure to realize the anticipated benefits of the proposed transaction; (iii) the possibility that competing offers or acquisition proposals for Nevro will be made; (iv) the possibility that any or all of the various conditions to the consummation of the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including in circumstances which would require Nevro to pay a termination fee or other expenses; and (vi) the effect of the announcement or pendency of the merger on Nevro’s ability to retain and hire key personnel, or its operating results and business generally.

No Offer or Solicitation

This Supplement is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Additional Information and Where to Find It

This Supplement may be deemed solicitation material in respect of the proposed transaction. A Nevro special stockholder meeting has been announced to obtain Nevro stockholder approval in connection with the proposed transaction. Nevro has filed with the SEC a definitive proxy statement and has filed or may file with the SEC other relevant documents in connection with the proposed transaction. Nevro stockholders are urged to read the definitive proxy statement and other relevant materials carefully and in their entirety because they contain important information about Nevro and the proposed transaction. Investors may obtain a free copy of these materials and other documents filed by Nevro with the SEC at the SEC’s website at www.sec.gov, and at Nevro’s website at https://www.nevro.com.

Participants in the Solicitation

Nevro and its directors, executive officers and certain employees and other persons may be deemed to be participants in soliciting proxies from its stockholders in connection with the proposed transaction. Information regarding Nevro’s directors and executive officers is set forth in Nevro’s proxy statement on Schedule 14A for its 2024 Annual Meeting of Stockholders, which was filed with the SEC on April 12, 2024, and in Nevro’s Current Reports on Form 8-K filed with the SEC. Additional information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Nevro’s stockholders in connection with the proposed transaction and any direct or indirect interests they may have in the proposed transaction is set forth in Nevro’s definitive proxy statement for its special stockholder meeting filed with the SEC in connection with the proposed transaction.